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                            PLAN OF DISTRIBUTION AND
                            AGREEMENT OF DISTRIBUTION

The Plan of Distribution ("Plan") and Agreement of Distribution ("Agreement"), effective May 1, 2009, (together "Plan and Agreement"), is by and between RiverSource Fund Distributors, Inc. ("RiverSource Fund Distributors" or the "Distributor"), a Delaware corporation, principle underwriter of RiverSource Variable Series Trust and Seligman Portfolios, Inc. pursuant to a separate distribution agreement ("Distribution Agreement"), for distribution services to the funds, and RiverSource Variable Series Trust, a Massachusetts business trust, and Seligman Portfolios, Inc., a Maryland corporation ("Registrant" or "Registrants"), on behalf of their underlying series, listed in Schedule A (each a "fund" and collectively the "funds"). The terms "Fund" or "Funds" are used to refer to either the Registrants or the underlying series as context requires.

The Plan and Agreement are separate and each has been approved by members of the Board of Trustees (the "Board") of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the Plan and Agreement, or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the Plan and Agreement.

1.    Reimbursement Plan

      1.1 The Fund will reimburse the Distributor for various costs paid and accrued in connection with the distribution of the Funds' shares and the servicing of owners of the Funds through variable life insurance or annuity contracts, pursuant to Schedule A.

2.    Services Provided and Expenses Borne by Distributor

      2.1 RiverSource Fund Distributors shall provide distribution and underwriting services and shall bear all distribution related expenses to the extent specified in the Distribution Agreement.

      2.2 Each Fund recognizes and agrees that RiverSource Fund Distributors may offer the Funds' shares to one or more affiliated or unaffiliated life insurance companies ("Life Companies") for purchase on behalf of certain of their separate accounts for the purpose of funding variable life insurance contracts or variable annuity contracts or both (collectively referred to as "Variable Contracts") and may compensate such Life Companies for providing services to Variable Contract owners or in connection with the distribution of Fund shares.

3.    Services

      3.1 The Funds shall reimburse RiverSource Fund Distributors at a rate not to exceed the rate set forth in Schedule A as partial consideration for the services it provides that are intended to benefit the Variable Contract owners and not the Life Companies' separate accounts that legally own the shares. Such services may include printing and mailing

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12b-1 RVS VP and Seligman VIT

            prospectuses, Statements of Additional Information, supplements, and reports to existing and prospective Variable Contract owners; preparation and distribution of advertisement, sales literature, brokers' materials and promotional materials relating to the Funds; presentation of seminars and sales meetings describing or relating to the Funds; training sales personnel regarding the Funds; compensation of sales personnel for sale of the Funds' shares; compensation of sales personnel for assisting Life Companies or Variable Contract owners with respect to the Funds' shares; overhead of RiverSource Fund Distributors and its affiliates appropriately allocated to the promotion of sale of the Funds' shares; and any other activity primarily intended to result in the sale of the Funds' shares, including payments to Life Companies.

4.    Reports

      4.1 RiverSource Fund Distributors shall provide all information relevant and necessary for the Board to make informed determinations about whether each of the Plan and Agreement should be continued and shall: submit quarterly a report that sets out the expenses paid or accrued by it, the names of the Life Companies to whom the Funds' shares are sold, and the payments made to each Life Company that has been reimbursed; use its best efforts to monitor the level and quality of services provided by it and each Life Company to which payment is made and to assure that in each case legitimate services are rendered in return for the reimbursement pursuant to the Plan and Agreement; and meet with the Funds' representatives, as reasonably requested, to provide additional information.

5.    Miscellaneous

      5.1 RiverSource Fund Distributors represents that it will provide full disclosure of the Funds' 12b-1 Plan and Agreement in the Funds' prospectus.

      5.2 All payments by RiverSource Fund Distributors to Life Companies shall be made pursuant to a written agreement. The written agreement shall: require disclosure of the fees in accordance with applicable laws; provide for termination at any time without penalty as required by Rule 12b-1; and continue so long as its continuance is done in accordance with the requirements of Rule 12b-1.

      5.3 The Funds represent that the Plan and the Agreement has been approved as required by Rule 12b-1 and may continue for more than one year so long as it is continued as required by Rule 12b-1. The Plan shall continue until terminated by action of the members of the Funds' Board who are not interested persons of the Funds and have no direct or indirect financial interest in the operations of the Plan, and the related Agreement will terminate automatically in the event of an assignment as that term is defined in the Investment Company Act of 1940.

      5.4 Neither the Plan nor the Agreement may be amended to materially increase the amount of the payments without the approval of the outstanding voting securities.

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12b-1 RVS VP and Seligman VIT

      5.5 This Plan and Agreement shall be governed by the laws of the State of Minnesota.

      5.6 For Each Fund that is organized as a Massachusetts Business Trust. A copy of the Declaration of Trust, together with all amendments, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts. The execution and delivery of this Agreement has been authorized by the Trustees and the Agreement has been signed by an authorized officer of the Fund. It is expressly agreed that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the assets and property of the Fund, as provided in the Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

RIVERSOURCE VARIABLE SERIES TRUST
SELIGMAN PORTFOLIOS, INC.

/s/ Patrick T. Bannigan
----------------------------------------------------
Patrick T. Bannigan
President

RIVERSOURCE FUND DISTRIBUTORS, INC.

/s/ William F. Truscott
----------------------------------------------------
William F. Truscott
Chairman of the Board and Chief Executive Officer

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12b-1 RVS VP and Seligman VITc

SCHEDULE A

RiverSource Variable Series Trust is a Massachusetts business trust and Seligman Portfolios, Inc. is a Maryland corporation.

                                      FUNDS

Payments under the Plan shall be made within five (5) business days after the last day of each month. At the end of each calendar year, RiverSource Fund Distributors shall furnish a declaration setting out the actual expenses it has paid and accrued. Any money that has been paid in excess of the amount of these expenses shall be returned to the Funds.

For the following Funds, the maximum fee for services under this Plan shall be the lesser of the amount of expenses eligible for reimbursement or, on an annual basis an amount equal to 0.125% of its daily net assets:

   RiverSource Partners Variable Portfolio - Fundamental Value Fund RiverSource Partners Variable Portfolio - Select Value Fund
   RiverSource Partners Variable Portfolio - Small Cap Value Fund
   RiverSource Variable Portfolio - Balanced Fund
   RiverSource Variable Portfolio - Cash Management Fund
   RiverSource Variable Portfolio - Diversified Bond Fund
   RiverSource Variable Portfolio - Diversified Equity Income Fund
   RiverSource Variable Portfolio - Dynamic Equity Fund
   RiverSource Variable Portfolio - Global Bond Fund
   RiverSource Variable Portfolio - Global Inflation Protected Securities Fund RiverSource Variable Portfolio - High Yield Bond Fund
   RiverSource Variable Portfolio - Income Opportunities Fund
   RiverSource Variable Portfolio - Mid Cap Growth Fund
   RiverSource Variable Portfolio - Mid Cap Value Fund
   RiverSource Variable Portfolio - S&P 500 Index Fund
   RiverSource Variable Portfolio - Short Duration U.S. Government Fund Seligman Variable Portfolio - Growth Fund
   Seligman Variable Portfolio - Large Cap Value Fund
   Seligman Variable Portfolio - Smaller Cap Value Fund
   Threadneedle Variable Portfolio - Emerging Markets Fund
   Threadneedle Variable Portfolio - International Opportunity Fund

For the following Funds, the maximum fee for services under this Plan shall be the lesser of the amount of expenses eligible for reimbursement or, on an annual basis an amount equal to 0.25% of its daily net assets:

   Disciplined Asset Allocation Portfolios - Aggressive
   Disciplined Asset Allocation Portfolios - Conservative
   Disciplined Asset Allocation Portfolios - Moderate
   Disciplined Asset Allocation Portfolios - Moderately Aggressive

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12b-1 RVS VP and Seligman VIT

   Disciplined Asset Allocation Portfolios - Moderately Conservative

   Seligman Capital Portfolio (Class 2)
   Seligman Communications and Information Portfolio (Class R2)
   Seligman Global Technology Portfolio (Class 2)
   Seligman Large-Cap Value Portfolio (Class 2)
   Seligman Smaller-Cap Value Portfolio (Class 2)